ESCROW AGREEMENT

THIS AGREEMENT is made as of ___________, 2008, by and among UBS ENSO FUND, a Delaware statutory trust (the “Company”), UBS FUND ADVISOR, LLC, a Delaware limited liability company (the “Manager”), and PFPC Inc., a Massachusetts corporation (“Escrow Agent”).

WITNESSETH

WHEREAS, the Company desires that PFPC Inc. provide services as escrow agent for the purpose of receiving payments from potential subscribing shareholders in the Company (the “Potential Investors”) and PFPC Inc. wishes to provide such services.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.

Acceptance by Escrow Agent. The Company and the Manager hereby appoint the Escrow Agent as escrow agent hereunder on the terms and conditions hereinafter set forth. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2.	Definitions.
(a)

“Authorized Person” means (i) any officer of the Company or Manager (or any person reasonably believed by the Escrow Agent to be such officer) and (ii) any other person duly authorized by the Company or Manager to give instructions to the Escrow Agent (or any person reasonably believed by the Escrow Agent to be such a person so authorized).

(b)

“Written Instructions” means written instructions received by the Escrow Agent and signed by an Authorized Person. The instructions may be delivered by hand, mail or facsimile; except that any instruction terminating this Agreement may be given only by hand or mail.

3.	Rights and Responsibilities of Escrow Agent.
(a)

The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it.

(b)

The Escrow Agent shall be entitled to rely upon and shall be without liability for and indemnified by the Company with respect to any action or omission to act which the Escrow Agent takes pursuant to Written Instructions. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company’s governing instrument or this Agreement or of any vote, resolution or proceeding of the Company's Board of Trustees or shareholders, unless and until the Escrow Agent receives Written Instructions to the contrary.

(c)

The Escrow Agent’s liability under this Agreement shall be limited to damages arising out of its intentional misconduct, fraud, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

(d)

Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(e)

Notwithstanding anything in this Agreement to the contrary, (i) the Escrow Agent shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) the Escrow Agent shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, and instruction, direction, notice, document, instrument or other information which the Escrow Agent reasonably believes to be genuine.

(f)

Absent the Escrow Agent’s failure to meet its Standard of Care, the Company agrees to indemnify, defend and hold harmless the Escrow Agent and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys fees and expenses) arising directly or indirectly from any action or omission to act which the Escrow Agent takes in connection with the provision of services under this Agreement. In addition to and notwithstanding the provisions of the immediately preceding sentence, the Company shall indemnify, defend and hold harmless the Escrow Agent and its affiliates against and in respect of any liability for taxes and any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. The foregoing indemnities shall survive the resignation of the Escrow Agent and the termination of this Agreement.

(g)	The Escrow Agent shall have no duties except those specifically set forth in this Agreement.
(h)

The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

(i)	The Escrow Agent shall promptly notify the Manager of any discrepancy between the amounts set forth on any remittance advice received by the Escrow Agent and the sums delivered to it therewith.
(j)

The Company and the Manager will provide such information and documentation as the Escrow Agent may reasonably request in connection with the services provided by the Escrow Agent under this Agreement.

(k)

Except as expressly provided in this Agreement, the Escrow Agent hereby disclaims all representations and warranties, express or implied, made to the Company or the Manager or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or goods provided incidental to services provided under this Agreement. The Escrow Agent disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(l)

Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Manager shall adopt any policies which would affect materially the obligations or responsibilities of the Escrow Agent hereunder without the prior written approval of the Escrow Agent, which approval shall not be unreasonably withheld or delayed.

4.

Deposit of Escrow Fund. The Escrow Agent shall establish an account in the name of UBS Enso Fund, Escrow Account for the Benefit of Investors (the “Subscription Account”). The Escrow Agent shall promptly deposit in the Subscription Account monies remitted by Potential Investors by wire transfer pursuant to instructions provided to them by the Company. Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to arrangements approved by the Company.

5.

Statements. During the term of this Agreement, the Escrow Agent shall make available to the Company (via a secure on-line website) daily information with respect to deposited and available funds. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such information, except with respect to any such information as to which the Company shall, within sixty (60) days after such information is made available, file written objections with the Escrow Agent.

6.

Distributions and Closings. Upon Written Instructions, at each closing of each offering of interests in the Company, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Company. Such Written Instructions must be sent to the Escrow Agent by 2:00 p.m. (eastern time) on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Company, upon Written Instructions, the Escrow Agent shall promptly issue refunds by wire to the Potential Investor in the amount of the principal balance with accrued interest.

7.

Interest. All interest earned on the escrow funds deposited in the Subscription Account hereunder shall be added to and held in the Subscription Account. With respect to each closing, pursuant to Written Instructions, within five (5) business days of the crediting of such interest the Escrow Agent shall issue interest payments by wire to the Company along with a cover letter. The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year.

8.

PFPC System. The Escrow Agent shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Escrow Agent in connection with the services provided by the Escrow Agent to the Fund.

9.

Tax Identification Number. All deposits to the Subscription Account shall be subject to the Escrow Agent’s receipt of a valid tax identification number for the Company, Manager or Potential Investor, as applicable.

10.	Compensation.
(a)

The fee of the Escrow Agent for its services hereunder shall be paid by the Company as may be mutually agreed to in writing by the Company and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Company as an out-of-pocket expense.

(b)

The undersigned hereby represents and warrants to Escrow Agent that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the adviser or sponsor to the Company in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by Escrow Agent to such adviser or sponsor or any affiliate of the Company relating to this Agreement have been fully disclosed to the Manager of the Company and that, if required by applicable law, such Manager has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

11.	Amendment. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.
12.

Termination. This Agreement shall continue until terminated by a party on sixty (60) days’ prior written notice to the other party. Upon the termination of this Agreement and upon the delivery of the balance of the Subscription Account to a successor escrow agent designated by Written Instructions or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder. If no successor escrow agent or other person has been designated pursuant to Written Instructions to receive the balance of the Subscription Account at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary.

13.	Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

14.

Miscellaneous. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

15.

Notices. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company

UBS Enso Fund

Attn: Robert Aufenanger

51 W. 52nd Street

23rd Floor

New York, NY 10019

If to the Escrow Agent

PFPC Inc.

Attn: President

301 Bellevue Parkway

Wilmington, DE 19809

If to the Manager

UBS Fund Advisor, LLC

Attn: Robert Aufenanger

51 W. 52nd Street

23rd Floor

New York, NY 10019

16.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
17.

Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof.

18.

Confidentiality. Each party to this Agreement shall keep confidential the information relating to any other party to this Agreement which it obtains in connection with the provision of services under this Agreement; provided that (except as otherwise required by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) the following information shall not be subject to such confidentiality obligations: (a) information that is already known to the obtaining party at the time it is obtained; (b) information that is or becomes publicly known or available through no wrongful act of the obtaining party; (c) information that is rightfully received from a third party who, to the best of the obtaining party’s knowledge, is not under a duty of confidentiality; (d) information that is released by the protected party to a third party without restriction; (e) information that is requested or required to be disclosed by the obtaining party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) Company information provided by Escrow Agent in connection with an independent third party compliance or other review; (g) information that is necessary for the Escrow Agent to disclose in connection with the provision of services under this Agreement; (h) information that is relevant to the defense of any claim or cause of action asserted against the obtaining party; and (i) information that has been or is independently developed or obtained by the obtaining party. The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

19.

Non-Solicitation. During the term of this Agreement and for one year thereafter, the Company shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Escrow Agent’s employees, and the Company shall cause the Manager and the Company’s direct affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Escrow Agent’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of an Escrow Agent employee by the Company, the Manager, the Company’s sponsor or an affiliate of the Company if the Escrow Agent employee was identified by such entity solely as a result of the Escrow Agent employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

20.

Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Escrow Agent’s affiliates are financial institutions, and the Escrow Agent may, as a matter of policy, request (or may have already requested) the Company’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. The Escrow Agent may also ask (and may have already asked) for additional identifying information, and he Escrow Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

UBS ENSO FUND

By:
Name:
Title:

UBS FUND ADVISOR, LLC

By:
Name:
Title:

PFPC INC.

By:
Name:
Title: